Exhibit 99.1

RPM Increases Cash Dividend for 50th Consecutive Year

● Quarterly payment of $0.46 per share is 10% increase over prior year

● Three directors re-elected at annual meeting of stockholders

● Julie Lagacy retires from board of directors

MEDINA, Ohio – October 5, 2023 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.46 per share, payable on October 31, 2023, to stockholders of record as of October 18, 2023. This payment represents a 10% increase over the $0.42 quarterly cash dividend paid at this time last year and is the 50th consecutive year the company has increased its cash dividend.

“Increasing dividends for fifty consecutive years is a significant achievement, and the primary credit for this accomplishment goes to our associates. Throughout RPM’s history, they have innovated, adapted to changing market conditions and embraced our core values of transparency, trust and respect to deliver sustainable value for our shareholders, customers and other stakeholders. Over the last half century, RPM has returned approximately $3.3 billion in cash dividends to its shareholders. With our entrepreneurial spirit and strategically balanced business model, I am confident we will build on our strong track record of sustainable value creation,” said Frank C. Sullivan, RPM Chair and CEO.

Over the last half-century, total shareholder return when reinvesting dividends and excluding taxes has been nearly 115,000% or a CAGR over 15%1. To put this into perspective, if you invested $1,000 in RPM stock on August 31, 1973, and reinvested dividends for the past 50 years, the total value of that investment (excluding taxes) as of August 31, 2023, would be over $1.1 million. This compares to a total value of $0.2 million for a $1,000 initial investment in the S&P 500® over the same period with dividends reinvested and taxes excluded².

RPM’s 50th consecutive year of increased cash dividends paid to its stockholders places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 41 other U.S. companies, besides RPM, have consecutively paid an increasing annual cash dividend for a longer period of time, according to Dividend Radar.

Mr. Sullivan published a public letter to shareholders commemorating this dividend milestone, which can be viewed at: rpminc.com/dividend/50-years-of-dividend-gold/

At the annual meeting of stockholders, three directors were re-elected to serve in Class III with three-year terms expiring at the annual meeting of stockholders in 2026. They are:

•	Robert A. Livingston, retired President and Chief Executive Officer, Dover Corporation

•	Frederick R. Nance, Executive Group Member and Global DEI Counsel, Squire Patton Boggs (US) LLP

•	William B. Summers, retired Chair and Chief Executive Officer, McDonald Investments Inc.

1 – Calculated by FactSet

2 – Source: Bloomberg Finance L.P.

S&P 500® is a trademark of S&P Global, Inc. or its affiliates

Julie A. Lagacy retired from the board of directors, effective with the expiration of her term at the annual meeting of shareholders. Following her retirement, the authorized number of directors has been fixed at 11.

Sullivan added, “On behalf of the entire board of directors, I would like to thank Julie for her contributions to RPM over the past six years. We all benefited from her valuable experience and insights, particularly in relation to our Building a Better World sustainability program. We wish her all the best in her retirement and future endeavors.”

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,300 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director – Investor Relations, at 330-220-6064 or mschlarb@rpminc.com.

1 – Calculated by FactSet

2 – Source: Bloomberg Finance L.P.

S&P 500® is a trademark of S&P Global, Inc. or its affiliates